Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made part of this registration statement.



Paris, France,
  August 25, 1999.


Barbier Frinault & AssociEs
           Arthur Andersen


         /s/ Jean-Francois Ladurelle
         ---------------------------
         Jean-Francois Ladurelle